Exhibit 99.1

MACK-GREEN-GALE LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2008 AND 2007 AND

CONSOLIDATED STATEMENTS OF OPERATIONS,

CHANGES IN MEMBERS’ CAPITAL AND

CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

AND FOR THE PERIOD FROM MAY 9, 2006 (COMMENCEMENT OF

OPERATIONS) THROUGH DECEMBER 31, 2006

MACK-GREEN-GALE LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Mack-Green-Gale LLC

We have audited the accompanying consolidated balance sheets of Mack-Green-Gale LLC and Subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in members’ capital and cash flows for the years ended December 31, 2008 and 2007, and for the period May 9, 2006 (commencement of operations) through December 31, 2006.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008, 2007, and for the period May 9, 2006 (commencement of operations) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/Cornerstone Accounting Group LLP
New York, New York
February 9, 2009

MACK-GREEN-GALE LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	December 31,
	2008	2007
ASSETS
Investment in real estate, net of accumulated depreciation of $34,332 and $21,612	$326,912	$368,028
Cash and cash equivalents	2,184	10,794
Restricted cash	10,932	9,141
Accounts receivable, net of allowance for doubtful accounts of $412 and $1,216	367	560
Other assets, net of accumulated amortization of $2,429 and $1,484	14,967	10,751
Acquired favorable lease intangibles, net of accumulated amortization of $18,877 and $12,582	16,941	24,434
	$372,303	$423,708

LIABILITIES AND MEMBERS’ CAPITAL
Liabilities
Mortgage notes payable	$276,752	$281,746
Accounts payable and accrued expenses	8,403	8,469
Tenant security deposits	789	677
Prepaid rent	1,701	2,047
Acquired unfavorable lease intangibles, net of accumulated amortization of $7,057 and $4,415	12,912	15,554
	300,557	308,493

Minority Interest	2,384	3,865

Commitments and Contingencies

Members’ Capital	69,362	111,350
	$372,303	$423,708

The accompanying notes are an integral part of these consolidated financial statements.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands)

	Year ended December 31,		Period from May 9, 2006 (commencement of operations) through
	2008	2007	December 31, 2006
Revenues:
Base Rents	$47,055	$47,708	$29,538
Escalations and other tenant recoveries	2,703	3,475	1,653
Other income	1,527	422	2,144
	51,285	51,605	33,335

Expenses:
Real estate taxes	5,384	6,246	3,871
Other operating expenses	15,081	15,763	9,791
Interest	17,381	21,218	13,527
Depreciation and amortization	20,433	19,437	14,243
Selling, general and administrative	811	1,768	517
Impairment charge	32,294	—	—
	91,384	64,432	41,949

Gain on sale of investment in joint venture	—	1,054	—

Minority interest	1,357	415	298

Loss from continuing operations	(38,742)	(11,358)	(8,316)

Discontinued operations (net of minority interest):
Loss from operations of properties	—	(3,261)	(4,775)
(Loss)/Gain from sale of real estate	—	(21,559)	422

Net Loss	$(38,742)	$(36,178)	$(12,669)

The accompanying notes are an integral part of these consolidated financial statements.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

(Dollar amounts in thousands)

	Mack-Cali Ventures L.L.C.	Gale SLG NJ LLC	Total

Initial Capital Contributions	$110,802	$62,343	$173,145

Distributions	(84)	(7,992)	(8,076)

Net loss	(4,917)	(7,752)	(12,669)

Members’ Capital, December 31, 2006	$105,801	$46,599	$152,400

Distributions	(51)	(4,821)	(4,872)

Net loss	(6,222)	(29,956)	(36,178)

Members’ Capital, December 31, 2007	$99,528	$11,822	$111,350

Distributions	(32)	(3,214)	(3,246)

Net loss	(25,374)	(13,368)	(38,742)

Members’ Capital, December 31, 2008	$74,122	$(4,760)	$69,362

The accompanying notes are an integral part of these consolidated financial statements.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

	Year ended December 31,		Period from May 9, 2006 through December 31,
	2008	2007	2006
Cash Flows from Operating Activities:
Net Loss	$(38,742)	$(36,178)	$(12,669)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	20,433	24,751	21,129
Amortization of deferred loan cost	264	1,437	725
Amortization of acquired above and below market lease intangibles	(2,181)	(2,651)	(2,124)
Minority interest in loss	(1,357)	(1,289)	(451)
Impairment charge	32,294	—	—
Gain on sale of investment in joint venture	—	(1,054)	—
Loss (gain) on sale of real estate	—	22,318	(437)
Restricted cash	(1,791)	4,501	(13,642)
Accounts receivable, net	193	(142)	(418)
Unbilled rents receivable	(1,319)	(4,252)	(4,128)
Deferred lease costs	(4,029)	(645)	(3,164)
Other assets	187	661	(2,002)
Accounts payable and accrued expenses	332	(4,752)	9,494
Tenant security deposits	112	69	609
Prepaid rent	(346)	(374)	2,421
Due to affiliates	(398)	—	3,727
Net cash provided by (used in) operating activities	3,652	2,400	(930)
Cash Flows (Used In) Provided by Investing Activities:
Net proceeds from sale of real estate	—	81,864	559
Net proceeds from sale of investment in joint venture	—	9,787	—
Investment in joint venture	—	446	(9,180)
Return of purchase price	358	459	334
Additions to real estate and intangible assets	(4,256)	(4,022)	(515,127)
Net cash (used in) provided by investing activities	(3,898)	88,534	(523,414)
Cash Flows (Used In) Provided by Financing Activities:
Increase in deferred financing costs	—	—	(3,344)
Contributions from members	—	—	173,145
Contributions from minority interest	—	—	6,128
Mortgage notes payable	—	3,275	527,000
Principal repayments on mortgage notes payable	(4,994)	(84,892)	(163,637)
Distributions to members	(3,246)	(4,872)	(8,076)
Distributions to minority interest	(114)	(171)	(287)
Redemptions	(10)	(55)	(10)
Net cash (used in) provided by financing activities	(8,364)	(86,715)	530,919
Net change in cash and cash equivalents	(8,610)	4,219	6,575

Cash and cash equivalents, beginning of period	10,794	6,575	—
Cash and cash equivalents, end of period	$2,184	$10,794	$6,575
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$17,306	$25,635	$14,930

The accompanying notes are an integral part of these consolidated financial statements.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

1.     ORGANIZATION AND RELATED MATTERS

Mack-Green-Gale LLC, together with its subsidiaries, (the “Company”), a Delaware limited liability company, was established as a joint venture between Mack-Cali Ventures L.L.C. (the “CLI Member”) and Gale SLG NJ LLC (the “Gale/SLG Member”) to acquire 100% of the membership interests in Gale SLG NJ GP LLC, a Delaware limited liability company and the 0.9600% general and 95.6025% limited partnership interests in the Gale SLG NJ Operating Partnership, L.P.

a.     Significant Transactions

On December 18, 2007, eight properties located in Troy, Michigan were sold for $83,500.  Third-party debt allocated to the properties in the amount of $78,886 was repaid and a net loss of $21,559 (net of $759 in minority interest) was recognized on the sale.

On July 16, 2007, the membership interest in Transwestern SL Gale Naperville, LLC, a joint venture, was sold for $9,956 and the note payable of $5,350 was repaid.  A net gain of $1,054 was recognized on the sale.

On August 3, 2006, a parcel of land located at 5600 New King Street in Troy, Michigan was sold for $559 and a net gain of $422 (net of $15 in minority interest) was recognized on the sale.

b.     Other Matters

At December 31, 2008, a summary of the real estate by regional market/park where the Company’s assets are located are as follows:

	Aggregate Square Feet	Number of Properties
	(Unaudited)	(Unaudited)

New Jersey:
Lyndhurst	242,517	2
Parsippany	456,514	3
Roseland	862,972	6
Bridgewater	198,376	1
Princeton	293,761	3
Warren	120,528	1
Branchburg	63,213	1

Total	2,237,881	17

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.     Principles of Consolidation

The accompanying consolidated financial statements include the consolidated accounts of the Company.  All significant inter-company accounts and transactions have been eliminated.

b.     Reclassifications

Certain prior year balances have been reclassified in order to conform to the current year presentation.

c.     Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

d.     Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments, which are readily convertible into cash, and have original maturity dates of three months or less at the time of purchase.

e.     Accounts Receivable

The Company periodically performs a detailed review of amounts due from tenants and clients to determine if accounts receivable balances are impaired based on factors affecting the collectibility of those balances.  The Company’s estimate of the allowance for doubtful accounts requires the Company to exercise significant judgment about the timing, frequency and severity of collection losses, which affects the allowance and net income.

f.     Restricted Cash

Restricted cash is comprised of tenant security deposits and escrow and reserve funds for debt service, real estate taxes, property insurance, operating expenses, capital improvements, tenant improvements and leasing costs, established pursuant to certain mortgage financing arrangements and is comprised of the following:

	December 31,
	2008	2007
Security deposits	$866	$741
Escrow and other reserve funds	10,066	8,400
	$10,932	$9,141

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

g.     Rental Properties and Intangible Assets

The Company assesses the fair value of acquired assets (including land, buildings and improvements, and identified intangibles such as above and below market leases and acquired in-place leases) and acquired liabilities in accordance with SFAS No. 141: Business Combinations and allocates the purchase price based on these assessments.  The Company assesses fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.  Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property.

The cost of maintenance and repairs is charged to expense as incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements	40 years
Land improvements	15 years
Tenant improvements	Lesser of lease term or estimated useful life
Furniture, fixtures and equipment	5-7 years

Above and below market lease values for acquired properties are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in place lease and (ii) management’s estimate of the fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease.  The capitalized above and below market lease values are amortized as a reduction or addition to base rental revenue over the remaining term of the respective leases.

Other intangible assets acquired include amounts for the in-place lease values which are based on management’s evaluation of the specific characteristics of each tenant’s lease. Factors considered by management in its analysis of in-place lease values include an estimate of carrying costs during the hypothetical expected time it would take management to find a tenant to lease the space for the existing lease term (a “lease-up period”) considering current market conditions, and costs to execute similar leases.  Management estimates carrying costs, including such factors as real estate taxes, insurance and other operating expenses during the expected lease-up period, considering current market conditions.  In estimating costs to execute similar leases, management considers leasing commissions, legal and other related expenses.  The value of in-place leases is amortized to expense over the remaining initial terms of the respective leases.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

g.             Rental Properties and Intangible Assets (continued)

The Company reviews real estate and the related intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets to be held and used may not be recoverable. In performing the review for recoverability of carrying value of property held for use, estimates are made of the future undiscounted cash flows from each of the properties during the period the property will be held and upon its eventual disposition.  If the expected future undiscounted cash flows are less than the carrying value of such property, an impairment charge is recognized resulting in a write-down of the carrying value of the property to an amount based on its fair value.

Property held for sale is reported at the lower of its carrying amount or its estimated fair value less costs to sell.  Once property is held for sale, depreciation expense is no longer recorded.  The operations of the property held for sale or property which has been sold are reported in discontinued operations in the accompanying consolidated statements of operations and assets and liabilities attributable to property held for sale are classified separately in the consolidated balance sheets for all periods presented.

For property to be disposed of, an impairment charge is recognized when the fair value of the property, less the estimated costs to sell, is less than the carrying amount of the property measured at the time the Company makes a commitment to sell the property.

h.             Other Assets

Deferred lease costs consist of commissions paid on leases, inducements paid to tenants and other costs directly attributable to acquiring and effectuating lease agreements, all of which are capitalized and amortized using the straight-line method over the lives of the related lease terms.

Deferred financing costs consist of fees and costs incurred to obtain financing and are amortized over the terms of the respective agreement. Unamortized deferred financing costs are expensed when the associated debt is retired prior to maturity.

i.                Revenue and Profit Recognition

Rental revenue is recognized on a straight-line basis over the non-cancelable term of the lease. The excess of rents so recognized over amounts contractually due pursuant to the underlying leases is included in other assets on the accompanying consolidated balance sheets.

Sales of real estate assets are recognized at closing subject to the receipt of adequate down payment and the meeting of other requirements in accordance with applicable accounting guidelines.

Gains and losses recognized on sales of real estate in which the Company has no continuing involvement are classified as discontinued operations in the consolidated statements of operations.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

j.                Income Taxes

The Company is organized as limited partnerships and limited liability companies and, accordingly, no provision is made for federal or state income taxes, since income or loss of the Company must be reported by the respective Members on their individual tax returns.

The tax reporting entity’s tax return is subject to examination by federal and state taxing authorities.  Because many types of transactions are susceptible to varying interpretations under federal and state income tax laws and regulations, the amounts reported in the accompanying consolidated financials statements may be subject to change at a later date upon final determination by the respective taxing authorities.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” - an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”.  This interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The adoption of FIN 48 did not have an impact on the Company’s consolidated financial statements.

k.            Concentration of Tenant and Credit Risk

Management of the Company performs ongoing evaluations of its tenants and requires certain tenants to provide security deposits.  Credit risk is dependent on the economic conditions in the respective markets and the financial condition of the tenant.

The Company maintains its cash and cash equivalents in financial institutions.  The combined balances at each institution periodically exceed FDIC insurance coverage limits.  The Company believes the risk is not significant.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

l.                Advertising and Marketing Costs

Advertising and marketing costs were $160, $95 and $53 for the years ended December 31, 2008, 2007 and the period from May 9, 2006 (commencement of operations) through December 31, 2006, respectively, and are included in selling, general and administrative expense.  These costs are expensed as incurred.

m.          Minority Interest

Minority interest represents investors’ interests of 3.4% at December 31, 2008 and 2007 which, under certain conditions, are redeemable for cash at a redemption price determined by using a formula which is tied to the trading prices of shares of common stock of four leading Real Estate Investment Trusts specializing in the ownership and management of office properties.  The amount the Company would be required to pay to redeem the interests at December 31, 2008 and 2007 is $1,958 and $3,331, respectively.

3.             IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Fair Value Measurements – SFAS 157 & The Fair Value Option for Financial Assets and Financial Liabilities – SFAS 159

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS 157) and SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159).  SFAS 157 defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States (GAAP) and enhances disclosures about fair value measurements.  Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.  The impact of adopting both SFAS 157 and SFAS 159 was immaterial to the Company.

In February 2008, the FASB deferred the effective date of SFAS 157 for one-year for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value on a nonrecurring basis.  SFAS 157 is now effective for those assets and liabilities for years beginning after November 15, 2008.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

3.             IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

FASB Statement No. 160 (“FASB No. 160”), Non-controlling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51

In December 2007, the FASB issued No. 160, which establishes and expands accounting and reporting standards for minority interests, which will be re-characterized as non-controlling interests, in a subsidiary and the deconsolidation of a subsidiary.  This statement is effective for fiscal years beginning on or after December 15, 2008.  The Company is currently assessing the potential impact that the adoption of FASB No. 160 will have on its financial position and results of operations.

4.             FAIR VALUE OF FINANCIAL INSTRUMENTS

The techniques used to value financial instruments where quoted market prices are not available are significantly affected by the assumptions used, including the discount rates and the estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

The methods and assumptions used to estimate the fair value of financial instruments are as follows:

a.              The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses, and tenant security deposits, approximates their fair value due to the short maturities of these items.

b.             At December 31, 2008, the fair values of mortgage notes payable are estimated as the value of the discounted cash flow required to service the loan.  The rate used to discount the cash flow is based upon the yield as of December 31, 2008 for a U.S. Treasury with a similar maturity date as the loan, adjusted for risk factors.  The $186,465 carrying value of fixed rate mortgage notes payable have an approximate fair value of $140,405 at December 31, 2008.  At December 31, 2008, fair values of variable rate mortgage notes payable approximate their carrying values because such mortgages re-price frequently.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

5.             INVESTMENT IN REAL ESTATE

a.              Investment in real estate consists of the following:

	December 31,
	2008	2007
Land	$53,917	$61,864
Building and improvements	307,327	327,776
	361,244	389,640
Accumulated depreciation	(34,332)	(21,612)
	$326,912	$368,028

b.              Discontinued operations

There were no discontinued operations during the year ended December 31, 2008.

For the year ended December 31, 2007, revenue and net loss attributable to discontinued operations which were operations from properties sold in 2007 were $15,976 and $3,261 (net of $115 in minority interest), respectively which include interest expense attributable to the mortgage notes payable secured by the sold properties in the amount of $5,488.

For the period from May 9, 2006 (commencement of operations) through December 31, 2006, revenue and net loss attributable to discontinued operations which were operations from properties sold in 2007 were $10,928 and $4,775 (net of $168 in minority interest), respectively which include interest expense attributable to the mortgage notes payable secured by the sold properties in the amount of $3,590.

6.             OTHER ASSETS

Other assets are comprised of the following:

	December 31,
	2008	2007
Deferred financing costs	$1,733	$1,733
Deferred lease costs	7,024	2,995
Unbilled rents receivable	7,902	6,583
Prepaid other	737	924
	17,396	12,235
Accumulated amortization	(2,429)	(1,484)
	$14,967	$10,751

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

7.              ACQUIRED FAVORABLE AND UNFAVORABLE LEASE INTANGIBLES

In accordance with SFAS No. 141: Business Combinations, intangible lease costs and in-place lease obligations are comprised of the following:

	December 31,
	2008	2007
Above market lease value	$2,520	$2,520
In-place lease value	33,298	34,496
	35,818	37,016
Accumulated amortization	(18,877)	(12,582)
	$16,941	$24,434

The acquired unfavorable lease intangibles are $12,912 and $15,554, net of $7,057 and $4,415 in accumulated amortization, at December 31, 2008 and 2007, respectively. The net amortization of the acquired above and below market lease intangibles of $2,181, $2,651 and $2,124 for the years ended December 31, 2008, 2007 and the period from May 9, 2006 (commencement of operations) through December 31, 2006, respectively, is reflected as an increase to rental revenue in the accompanying consolidated statements of operations.

The estimated annual amortization of acquired below market value leases net of acquired above market value leases for each of the succeeding five years and thereafter is as follows:

2009	$1,895
2010	1,706
2011	1,744
2012	1,778
2013	1,609
Thereafter	3,084
$11,816

Amortization of acquired in-place lease value of $7,032, $8,687 and $9,003 for the years ended December 31, 2008, 2007 and the period from May 9, 2006 (commencement of operations) through December 31, 2006, respectively, is included in depreciation and amortization in the accompanying consolidated statements of operations. The estimated annual amortization of acquired in-place lease value for each of the succeeding five years and thereafter is as follows:

2009	$6,137
2010	4,508
2011	2,597
2012	1,894
2013	592
Thereafter	117
$15,845

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

8.              MORTGAGE NOTES PAYABLE

Mortgage notes payable at December 31, 2008 and 2007 consisted of the following:

	December 31,
Lender	2008	2007	Interest Rate		Maturity
I. Wachovia Bank, N.A.
2014 Loans	$107,691	$109,261	6.26%		August 11, 2014
2016 Loans	78,774	78,923	6.27%		May 11, 2016

II. Gramercy Warehouse Funding I LLC	90,287	90,287	LIBOR + 2.75	%*	May 9, 2009
III. Mack-Cali Realty, L.P.	—	3,275	LIBOR + 4.00	%*	January 17, 2009
	$276,752	$281,746

* London Interbank Offered Rate (LIBOR) at December 31, 2008 was 0.44%.

I.                 The fixed rate loans require monthly payments of principal and interest, and tax, insurance and replacement escrows.  The loans may be prepaid subject to usual and customary yield maintenance provisions, and are secured by ten properties located in New Jersey.

II.             The cross-collateralized, cross-defaulted, interest-only loan is secured by six properties and a pledge of distributions from excess cash flows on another property.  The loan has two remaining one-year extension options subject to satisfying the following conditions: (i) the Debt Service Coverage Ratio as of the payment date which is immediately prior to the effective maturity date (i.e. without giving effect to such extension) is 1.10 to 1.00 or greater, and (ii) a rate cap agreement with a term of not less than one year.  Extension and pay-off of this loan is subject to a 25 basis point exit fee.

III.         Secured by one property, this interest-only loan had a maximum borrowing capacity of $7,000.

The Company’s real estate and related leases collateralized the mortgage notes payable noted above.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

8.              MORTGAGE NOTES PAYABLE (Continued)

The aggregate principal payments and maturities of mortgage notes payable for each of the next five years and thereafter at December 31, 2008 are as follows:

2009	$92,215
2010	2,055
2011	2,541
2012	2,952
2013	3,177
Thereafter	173,812
$276,752

9.              BASE RENTS

The Company, as lessor, leases commercial space under operating leases. Leased properties include both single and multi-tenant facilities. The future minimum rental receipts due on non-cancelable operating leases for the next five years and thereafter at December 31, 2008 are as follows:

2009	$44,571
2010	42,342
2011	38,695
2012	36,211
2013	32,294
Thereafter	89,781
$283,894

Substantially all of these lease agreements contain provisions which provide for the reimbursement of real estate taxes and operating expenses over the base year amounts and rental increases tied to increases in, among other factors, the consumer price index.

In 2006, the Company received $2,000 from one tenant for early termination of their lease.  This amount is included in other income.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

10.                   RELATED PARTY TRANSACTIONS

The Company, which does not employ any personnel, designated The Gale Management Company, L.L.C. (a subsidiary of Mack-Cali Realty, L.P.) and/or its affiliates (“Gale”) to be the administrator of the Company pursuant to a one-year Management Agreement (the “Management Agreement”) which is automatically renewable for successive one year periods.  Under the Management Agreement, Gale provides the Company’s property management, construction, leasing, accounting and other services as needed.

The Company incurred $8,712, $8,515 and $5,476 for management fees, leasing fees, tenant improvements, other operating costs and direct expenses relating to building operations, and improvements made to the properties for the years ended December 31, 2008, 2007 and the period from May 9, 2006 (commencement of operations) through December 31, 2006, respectively.  Included in accounts payable and accrued expenses in the accompanying consolidated balance sheets, are amounts due to Gale at December 31, 2008 and 2007 aggregating $520 and $523, respectively, attributable to the above-referenced costs.

Included in accounts payable and accrued expenses at December 31, 2008 and 2007 is $2,318 and $2,939, respectively, due to the members.  This amount does not bear interest and is expected to be repaid in the normal course of business.

The Company paid interest expense of $5,308, $7,377 and $4,309 to Gramercy Warehouse Funding I LLC, an affiliate of SL Green Realty Corp, Inc., a related party, and $61, $216 and $0 to Mack-Cali Realty, L.P., a related party, for the years ended December 31, 2008, 2007 and the period from May 9, 2006 (commencement of operations) through December 31, 2006, respectively (see Note 8).

11.                   COMMITMENTS AND CONTINGENCIES

The Company, as an owner of real estate, is subject to various environmental laws of federal and local governments.  Compliance by the Company with existing laws has not had a material adverse effect on the Company’s financial condition and results of operations, and management does not believe it will have such an impact in the future. However, the Company cannot predict the impact of new or changed laws or regulations on its current properties or on its properties that it may acquire in the future.

The Company is not aware of any litigation threatened against the Company other than routine litigation arising out of the normal course of business, some of which is expected to be covered by insurance, none of which is expected to have a material adverse effect on the Company’s financial condition.

MACK-GREEN-GALE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

11.                   COMMITMENTS AND CONTINGENCIES (Continued)

The Company has entered into certain commitments to tenants regarding improvements and fix-up allowances.  The estimated potential commitment as of December 31, 2008 total $6,232.

12.                   IMPAIRMENT CHARGE

Due to the downturn in the economy and, in particular, the Company’s anticipated holding period pertaining to six properties encumbered under the Gramercy Warehouse Funding I LLC loan that matures on May 9, 2009 (see Note 8), management believes that this is an indicator that these properties’ carrying amounts may not be recoverable at December 31, 2008.  In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company prepared an analysis to estimate the sum of the undiscounted cash flows expected to result from the use and eventual disposition of these properties.  Management determined that the estimate of the aggregate future cash flows to be generated by these properties are less than the book values of the total net rental properties.  The book values of the total net rental properties exceed its fair values by approximately $32,294, and the Company has recorded this amount on their consolidated financial statements as an impairment charge for the year ended December 31, 2008.  Fair values were estimated by using a discounted cash flow technique, which considered the cash flows expected to result from the use and eventual disposition of the properties discounted at an appropriate rate.